Exhibit 10.6
Directors Compensation
Effective July 1, 2007, compensation for each non-employee director of the Company is as follows:
(i)	$15,000 in cash; and

(ii)
5,000 shares of restricted stock to be issued under the Health Grades, Inc. 2006 Equity Compensation Plan; fifty percent of such restricted stock shall vest on each of the first two anniversaries of the date of grant.